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                                                                 EXHIBIT 4

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                           NATIONAL RURAL UTILITIES
                       COOPERATIVE FINANCE CORPORATION

                                      TO

                       FIRST BANK NATIONAL ASSOCIATION,
                                           TRUSTEE.




                               ---------------



                         FIRST SUPPLEMENTAL INDENTURE

                        DATED AS OF SEPTEMBER 16, 1994



                               ---------------



                               SUPPLEMENTAL TO
                   INDENTURE DATED AS OF FEBRUARY 15, 1994

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                 FIRST SUPPLEMENTAL INDENTURE, dated as of September 16, 1994, between National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative association (hereinafter called the "Company"), having its principal executive office and mailing address at 2201 Cooperative Way, Herndon, VA 22071, and First Bank National Association, as Trustee, a national banking association (hereinafter called the "Trustee"), having its corporate trust office at 180 East Fifth Street, Saint Paul, MN 55101.

                 WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of February 15, 1994 (hereinafter called the "Indenture"); and

                 WHEREAS, it is provided in the Indenture, among other things, that without the consent of the Holders of any Bonds, the Company and the Trustee may enter into indentures supplemental thereto in certain circumstances; and

                 WHEREAS, the Company desires to amend and restate the definition of "Coverage Ratio" contained in Section 1.01 thereof; and

                 WHEREAS, all acts necessary to constitute the Indenture, as hereby modified, a valid instrument, have been done:

                 NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH, that, in order to amend and restate the definition of "Coverage Ratio" contained in Section 1.01 of the Indenture, and for and in consideration of the premises and of the covenants contained in the Indenture, and of the sum of $1 to the Company paid by the Trustee at or before the delivery hereof, the receipt whereof is hereby acknowledged, the Company has executed and delivered this First Supplemental Indenture.


                                  ARTICLE ONE

                 The definition of "Coverage Ratio" contained in Section 1.01 of the Indenture shall be amended and restated as follows:

                 "Coverage Ratio" of any Member for any calendar year of such Member means the ratio determined by adding such Member's Patronage Capital and Operating Margins, Non-Operating Margins -- Interest, Interest Expense with respect to Long- Term Debt and Depreciation and Amortization Expense for such year, and dividing the sum so obtained by the sum of all payments of principal and interest required to be made during such year on account of such Member's Long-Term Debt (but in the event any portion of such Member's Long-Term Debt is refinanced during such year the payments of principal and interest required to be made during such year in respect thereof shall be based (in lieu of actual payments thereon) upon the larger of (x) an annualization of





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         such payments required to be made with respect to the refinancing debt during the portion of such year such refinancing debt is outstanding and (y) the payments of principal and interest required to be made during the following year on account of such refinancing debt); Patronage Capital and Operating Margins, Interest Expense with respect to Long-Term Debt, Depreciation and Amortization Expense,
         Non-Operating Margins -- Interest and Long-Term Debt being determined in accordance with the Uniform System of Accounts prescribed at the time by REA or, if such Member is not required to maintain its accounts in accordance with said Uniform System of Accounts, otherwise determined in accordance with generally accepted accounting principles, except that (i) in computing Interest Expense with respect to Long-Term Debt, and payments of interest required to be made on account of Long-Term Debt, for the purpose of the foregoing definition, there shall be added, to the extent not otherwise included, an amount equal to 33-1/3% of the excess of the Restricted Rentals paid by such Member for such year over 2% of such Member's Equities and Margins for such year as defined in the Uniform System of Accounts prescribed by REA or, if such Member is not required to maintain its accounts in accordance with said Uniform System of Accounts, otherwise determined in accordance with generally accepted accounting principles, and (ii) in computing such Member's Patronage Capital and Operating Margins for the purpose of the foregoing definition, all cash received in respect of generation and transmission and other capital credits (whether or not included in such Member's Patronage Capital and Operating Margins) shall be included and all other amounts in respect of capital credits shall be excluded.


                                  ARTICLE TWO

                               SUNDRY PROVISIONS

                 All terms used herein which are defined in the Indenture are used herein as so defined.

                 The Indenture is in all respects ratified and confirmed and this First Supplemental Indenture and all its provisions shall be deemed a part thereof in the manner and to the extent herein provided.

                 The recitals herein contained are made by the Company and not by the Trustee.

                 This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an





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original, but all such counterparts shall together constitute but one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                       NATIONAL RURAL UTILITIES
                                         COOPERATIVE FINANCE
                                         CORPORATION

[SEAL]
                                       By /s/ Steve Lilly
                                         -------------------------
                                           Chief Financial Officer


Attest:


/s/ John Jay List
- - -----------------------------
Assistant Secretary-Treasurer


                                       FIRST BANK NATIONAL ASSOCIATION,
                                         As Trustee

[SEAL]
                                       By /s/ Terry L. McRoberts
                                         ---------------------------
                                             Executive Vice President


Attest:


/s/ Mark D. Hartzell
- - ----------------------
Assistant Secretary